Exhibit (10) (t)

PURCHASE AGREEMENT

BY AND BETWEEN

STEVENS HOTEL GROUP, LLC,
as Purchaser

AND

FRISCH’S RESTAURANTS, INC.,
as Seller

     Dated as of
February 26, 2001

Exhibit (10) (t)

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Exhibit (10) (t)

PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT ("Agreement") is made as of the 26th day of February, 2001, by and between STEVENS HOTEL GROUP, LLC, a limited liability company organized under the laws of the State of Ohio ("Purchaser") and FRISCH’S RESTAURANTS, INC., a corporation organized under the laws of the State of Ohio ("Seller").

WITNESSETH:

     WHEREAS, Seller, doing business under the assumed trade name "Quality Central Hotel & Suites", is engaged in the lodging and banquet services business (collectively the "Business") in the Greater Cincinnati Metropolitan Area operating from a facility located in the Town of Norwood, County of Hamilton, State of Ohio and situated at 4747 Montgomery Road; and

     WHEREAS, Seller desires to sell substantially all assets associated with the Business to the Purchaser, and the Purchaser desires to purchase the same upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the above and the respective agreements hereinafter set forth, the parties agree as follows:

SECTION 1

SALE AND PURCHASE OF ASSETS, CLOSING, CONSIDERATION

      1.1 Sale and Purchase.

     On the terms and subject to the conditions of this Agreement, Seller agrees to sell, convey, assign, deliver and transfer to Purchaser, and Purchaser agrees to purchase from Seller, all of the assets of Seller, tangible or intangible, wherever located, used in the conduct of the Business, other than the Excluded Assets as defined in Section 1.2 hereunder (collectively the "Purchased Assets"). The Purchased Assets shall include, but not be limited to, the following:

                    (a) All machinery, equipment, computers and computer software, furniture and fixtures (including, without limitation, all lighting, heating, plumbing and ventilation fixtures), floor and wall coverings, appliances, electronic devices, security systems, leasehold interests and improvements, prepaid charges, advance room reservations and deposits, hangers and related supplies and all other assets owned by Seller and used or useful in the conduct of the Business, which purchased assets shall include, but shall not be limited to, those items set forth on Schedule 1.1(a) attached hereto (collectively, the "Fixed Assets");

                    (b) All inventory items which shall include all new and used inventory, including, but not limited to, all stock of uniforms, aprons, emblems, linen, bedding, mats, mops and other dust control items, carts, air fresheners and other dispensers, food and beverage service items and all other similar items of inventory (the "Inventory");

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                    (c) All customer contracts and customer accounts of any nature existing in connection with the Business, including, but not limited to, all claims and rights under customer contracts and purchase orders, all claims and rights relating to customers served by Seller in the Business but not under written contracts, all customer lists, records, software, computer records and other similar data relating to customer accounts, and rights under bids and proposals now pending (collectively the "Customer Contracts" and the Business customers the "Customer Accounts");

                    (d) All trademarks, service marks and tradenames relating to the Business and related registrations and all licenses, permits, consents, variances and approvals, to the extent transferable, including, without limitation, any and all such permits or licenses of Seller concerning the sale of liquor;

                    (e) All accounts receivable of registered guests of the Business who have not checked out prior to 12:01 a.m. E.S.T. on the Closing Date and who are occupying rooms on the evening preceding the Closing Date ("Accounts Receivable");

                    (f) All leases entered into by Seller for vehicles used in the Business which are listed on Schedule 1.1(f) which Schedule 1.1(f) shall also contain true and correct copies of each such lease (each a "Leased Vehicle" and collectively the "Leased Vehicles").

                    (g) The parcel of land commonly known as 4747 Montgomery Road, Norwood, Hamilton County, Ohio containing approximately 3.165 acres of land, as more particularly described in Schedule 1.1(g), together with all structures, improvements and fixtures located thereon, and together with all hereditaments, appurtenances, easements, and other rights and privileges appurtenant to thereto, including all transferable permits and licenses (collectively, the "Real Property");

                   (h) All files, books and records (including computer records) existing in connection with the Quality Central Hotel & Suites Business of Seller relating to the foregoing items;

                   (i) Seller's goodwill in and going concern value of the Business;

                   (j) All contracts and other written obligations of Seller set forth on Schedule 1.1(j), including, without limitation, that certain Primestar by LodgeNet Agreement and LodgeNet Guest Pay Agreement between Seller d/b/a Quality Hotel & Suites and LodgeNet Entertainment Corporation, executed by Seller September 9, 1996, true and correct copies of each of which are attached hereto (the "Assumed Contracts"); and

                   (k) All choses in and causes of action relating to the foregoing.

Exhibit (10) (t)

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      1.2 Excluded Assets.

     Purchaser will not purchase from Seller and Seller will retain the following assets of Seller (collectively the "Excluded Assets"):

           (a) Cash, cash equivalents and securities of Seller;

           (b) Any accounts receivable, other than the Accounts Receivable, arising from transactions of the Seller in the Business prior to the Closing Date (later defined);

           (c) The assets listed on Schedule 1.2 attached hereto;

           (d) Any real property other than Real Property;

           (e) All of Seller's other assets not listed or usable by Seller in the Business;

           (f) Any motor vehicles used or usable in the Business other than the Leased Vehicles;

           (g) Employment agreements (except to the extent they contain restrictive covenants with current or former employees and former owners of the Business if any);

           (h) Corporate minute books, stockholder records and tax records; and

           (i) All contracts, agreements or other obligations of Seller other than the Assumed Contracts and the Customer Contracts.

      1.3 Purchase Price.

     The purchase price (the "Purchase Price") for the Purchased Assets and covenants and agreements of Seller not to compete with Purchaser in the Business as set forth more specifically herein shall be Three Million Nine Hundred Thousand and 00/100 Dollars ($3,900,000.00), payable as follows:

           (a) Upon execution of this Agreement, Seller shall deposit with Keating, Muething & Klekamp, P.L.L. (the "Escrow Agent") Fifty Thousand Dollars ($50,000) to be held by the Escrow Agent and distributed in accordance with Section 1.4; and

           (b) At the Closing, Purchaser shall pay Seller Three Million Eight Hundred Fifty Thousand Dollars ($3,850,000) in immediately available funds (the "Closing Payment").

Exhibit (10) (t)

      1.4 Distribution of the Deposit.

               (a) If, within thirty (30) days after the execution of this Agreement by the Seller and the Purchaser, Purchaser shall have delivered a notice of its election to terminate this Agreement (the "Purchaser Termination Notice") pursuant to Section 10.4(d)(1) to the Escrow Agent and the Seller shall not have disputed the Purchaser’s right to terminate this Agreement pursuant to the Purchaser Termination Notice within three (3) business days after its receipt of the Purchaser Termination Notice, the Deposit shall promptly be released to Purchaser by the Escrow Agent.

               (b) If, within sixty (60) days after the execution of this Agreement by the Seller and the Purchaser, Purchaser shall have delivered a Purchaser Termination Notice pursuant to Section 10.4(d)(2) to the Escrow Agent and the Seller shall not have disputed the Purchaser’s right to terminate this Agreement pursuant to the Purchaser Termination Notice within three (3) business days after its receipt of the Purchaser Termination Notice, the Deposit shall promptly be released to Purchaser by the Escrow Agent.

               (c) If, at any time prior to the Closing Date, Purchaser shall have delivered a Purchaser Termination Notice pursuant to Sections 10.4(d)(3), 10.4(d)(4) or 10.4(d)(5) to the Escrow Agent and the Seller shall not have disputed the Purchaser’s right to terminate this Agreement pursuant to the Purchaser Termination Notice within three (3) business days after its receipt of the Purchaser Termination Notice, the Deposit shall promptly be released to Purchaser by the Escrow Agent.

               (d) If, at any time prior to the Closing Date, Purchaser shall have delivered a Purchaser Termination Notice pursuant to Sections 10.4(b)(1) or 10.4(b)(2) to the Escrow Agent and the Seller shall not have disputed the Purchaser’s right to terminate this Agreement pursuant to the Purchaser Termination Notice within three (3) business days after its receipt of the Purchaser Termination Notice, the Deposit shall promptly be released to Purchaser by the Escrow Agent.

               (e) If, at any time prior to the Closing Date, Seller shall have delivered a notice of termination (the "Seller Termination Notice") pursuant to Sections 10.4(c)(1), 10.4(c)(2) or 10.4(c)(3) to the Escrow Agent and the Purchaser shall not have disputed the Seller’s right to terminate this Agreement pursuant to the Seller Termination Notice within three (3) business days after its receipt of the Seller Termination Notice, the Deposit shall promptly be released to Seller by the Escrow Agent.

               (f) If, at any time prior to the Closing Date, Seller shall have delivered a Seller Termination Notice pursuant to Sections 10.4(b)(1) or 10.4(b)(2) to the Escrow Agent and the Purchaser shall not have disputed the Seller’s right to terminate this Agreement pursuant to the Seller Termination Notice within three (3) business days after its receipt of the Seller Termination Notice, the Deposit shall promptly be released to Seller by the Escrow Agent.

Exhibit (10) (t)

               (g) If, at any time prior to the Closing Date, Purchaser and Seller shall have delivered a notice of termination (the "Joint Termination Notice") pursuant to Section 10.4(a) to the Escrow Agent, the Deposit shall promptly be released to Purchaser by the Escrow Agent.

               (h) At the Closing, the Seller and the Purchaser shall deliver to the Escrow Agent notice of the Closing, the Escrow Agent shall distribute the Deposit to the Seller and the Deposit shall be applied against the Purchase Price.

      1.5 Allocation of Purchase Price.

     The Purchase Price shall be allocated among the Purchased Assets and the covenants of Seller not to compete as set forth on Exhibit A, which Exhibit A shall be agreed upon within thirty (30) days from and after the date hereof. If the parties cannot resolve any disagreement as to an appropriate allocation of the Purchase Price within (30) days of the date hereof, then Purchaser and Seller shall jointly select an accountant or accounting firm to resolve such matters. If no accounting firm can be agreed upon, the Cincinnati, Ohio office of Ernst & Young LLP shall be used. The decision of such accounting firm shall be binding upon Purchaser and Seller. At Closing or thereafter, each party agrees to complete Internal Revenue Service Form 8594, Asset Acquisition Statement under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") consistent with such allocation. No party shall file any return or take a position with any taxing authority that is inconsistent with the allocation agreed to herein.

      1.6 No Assumption of Seller Liabilities.

          (a) On and after the Closing Date, Purchaser will assume and discharge only those liabilities of Seller relating to the Purchased Assets and the Business arising and accruing after the Closing Date (collectively, the "Assumed Liabilities").

          (b) Except as set forth in Section 1.6(a), Purchaser hereby assumes no other liabilities of Seller, including, without limitation, no liabilities, claims or actions alleging or relating to any tort, product liability, environmental liability, taxes, or breach of contract or otherwise seeking damages and relating to the operation of the Business prior to the Closing Date and no liabilities arising from or relating to the Excluded Assets (the liabilities of Seller which are not assumed by Purchaser pursuant to this Agreement are hereinafter collectively referred to as the "Non-Assumed Liabilities").

     Without limiting the generality of this Section 1.6(b) and notwithstanding any other provision hereof, each of the following is a Non-Assumed Liability of Seller which Purchaser does not assume:

                  (1) any of Seller's obligations hereunder;

                  (2) any liability of Seller arising from, or in connection with, the conduct of the Seller's Business, including without limitation any liabilities of Seller arising in connection with any franchise agreement of Seller with Choice Hotels International, prior to

Exhibit (10) (t)

Closing or the ownership of the Seller's Business or the Purchased Assets by Seller prior to the Closing, including, without limitation, any such liabilities arising by reason of any violation or claimed violation by Seller, by acts or events or omissions arising or occurring prior to the Closing, of any federal, state or local law, rule, regulation, ordinance or any requirement of any governmental body;

                        (3) any liability of Seller related to or arising out of the Excluded Assets;

                        (4) any liability of Seller for any taxes owed to any taxing authority;

                        (5) any liability arising out of the employment or termination of employment of any person employed in the Seller's Business or any other business of Seller;

                        (6) any liability under any employee benefit plan of or sponsored by Seller including, without limitation, any 401K plan or any other "employee pension benefit plan" as defined in Section 3(2) of ERISA;

                        (7) any trade accounts payable relating to the operation of the Business prior to the Closing;

                        (8) any liability that represents amounts past due or contractually due on or prior to the Closing Date, including any amounts owing under any of the Assumed Contracts; and

                        (9) any other liability of Seller which is not an Assumed Liability under Section 1.6(a).

      1.7 Closing.

     The sale and purchase of the Purchased Assets shall take place at a closing ("Closing") held by the exchange of documents by mail or other delivery services or at the offices of Keating, Muething & Klekamp, P.L.L. at 10:00 a.m. E.S.T. on April 27, 2001, except that any party hereto may postpone the Closing if a condition precedent to such party's closing has not been met by such date, but in no event may such party extend closing beyond May 11, 2001 ("Outside Closing Date") unless the Purchaser and Seller mutually agree upon a later date. The date on which Closing occurs is referenced to as the "Closing Date". Closing shall be effective at 12:01 a.m. E.S.T. on the Closing Date. Upon agreement of the parties, Closing may be effectuated by the exchange of documents using overnight courier or other document delivery services.

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SECTION 2

REPRESENTATIONS, WARRANTIES AND RELATED
AGREEMENTS OF SELLER

     Seller represents and warrants to Purchaser, that as of the date hereof, which representations and warranties shall be true and accurate in all respects as of the Closing Date as if such representations and warranties had been made at the Closing Date, as follows:

      2.1 Corporate Matters.

     Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, is in good standing and qualified to do business in all jurisdictions where such qualification is required by law and has all requisite corporate power and authority to own and lease its properties and to carry on its business as now being conducted.

      2.2 Authorization of Transaction.

     Seller has the full right, power and authority to sell, assign and deliver the Purchased Assets and Business to Purchaser, and to assign all Customer Contracts, Customer Accounts and Assumed Contracts. Seller has the full power and lawful authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller has been duly authorized by the Board of Directors of Seller by appropriate action taken, and no further action is or will be necessary on the part of Seller to make this Agreement valid and binding upon Seller in accordance with its terms.

      2.3 Effect of Agreement.

     This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each of the documents to be executed and delivered by Seller pursuant to this Agreement will constitute a valid and binding obligation of Seller enforceable in accordance with its terms. The execution of this Agreement and consummation of the transactions contemplated hereby do not constitute or result in a breach or default (or an event which with notice or lapse of time or both could become a default) under or result in any violation of (a) any agreement or instrument to which Seller is a party or of Seller's certificate of incorporation or by-laws, or (b) any order, judgment, decree, license, permit, statutes, rules or regulation to which Seller is subject. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance upon the Business or any of the Purchased Assets.

Exhibit (10) (t)

      2.4 Consents and Approvals.

     The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder do not require the consent, approval or action of or any filing with or notice to any other person, firm or corporation.

      2.5 Financial Statements.

     A list of the financial reports which have been made available to Purchaser is set forth on Schedule 2.5 attached hereto (the "Financial Statements"). The Financial Statements were prepared by Seller from its books and records, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP"), are true, correct and complete in all material respects, and present fairly the financial condition of the Seller and Business at the dates indicated and the results of its operations for the periods indicated.

      2.6 No Adverse Change.

     Since December 31, 2000, there has been no: (a) material adverse change in the Business or the Purchased Assets, other than changes in the ordinary course of business; (b) transaction by Seller, other than in the ordinary course of business, none of which, individually or in the aggregate, have had, or are reasonably expected to have, a material adverse effect on the Business or the Purchased Assets; (c) sale, transfer or other disposition of any significant asset used in the Business other than direct sales of merchandise in the ordinary course of business; (d) increase in compensation payable by Seller to any officer or employee of the Business, except annual increases consistent with prior practice; (e) change in accounting methods or practices of Seller (including, without limitation, depreciation and amortization practices); (f) acceleration of the recognition of any revenue or delay of the recognition of any liabilities or expenses except in the ordinary course of business; (g) destruction, damage to, or loss of any asset (whether or not covered by insurance) that individually or in the aggregate had or is reasonably likely to have a material adverse effect on the Business or the Purchased Assets,; (h) material change in the manner of conducting the Business; or (i) change in the general pricing policy in the Business or any "across the board" price increase for the Business goods and services. The term "material adverse effect", as used in this Agreement, means any circumstance, change in or effect that is, or is reasonably likely in the future to be, materially adverse to the operations, assets, financial condition, earnings or results of operations, or the business (financial or otherwise), of the applicable entity or, if applicable, the Business and the Purchased Assets.

      2.7 Title to Assets.

     Seller has good and marketable title to all of the Purchased Assets, free and clear of any and all, both recorded and unrecorded, mortgages, deeds of trust, liens, easements, security interests, burdens, easements, covenants, title defects, leases, licenses, encroachments, options, rights of first refusal or first offer, claims, pledges, charges, restrictions or other encumbrances of any kind or nature including Federal tax liens and liens of the Pension Benefit Guaranty Corporation (collectively, "Liens"). None of the Purchased Assets are leased by Seller, as lessee,

Exhibit (10) (t)

from others except as set forth on Schedule 2.7 attached hereto. All such leases are in full force and effect and none are in default.

      2.8 Condition of Purchased Assets.

     Except as set forth on Schedule 2.8, the Purchased Assets, including all fixtures, mechanicals and component parts thereof, are in good working condition, have been and will be properly maintained through the Closing, and are not in need of repair or replacement. All Inventory was acquired and has been maintained in accordance with the normal and regular business practices of the Seller and consists of items of a quality and quantity useable in the ordinary course of the Business. The level of Inventory on the Closing Date shall be sufficient in quantity and quality to service the Customer Accounts. The facilities and fixed assets of Seller included in the Purchased Assets are in good operating condition and repair, subject to normal wear and tear, and none of the Purchased Assets owned or leased by Seller is in violation of any applicable law, ordinance, rule or regulation. The Purchased Assets owned or leased by Seller comprise all the properties and assets used by Seller in Seller’s Business and are sufficient for the continued operation of the Business as it is currently being conducted.

      2.9     Real Property.

               With respect to the Real Property:

               (a) Seller has good and marketable title to the Real Property, free and clear of any Lien except recorded easements, covenants and other restrictions and utility easements, which do not affect materially and adversely the current or proposed use, occupancy, or value, or the marketability of title, of the Real Property;

              (b) except for that certain lease agreement attached on Schedule 2.9(b), there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property;

              (c) there are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein.

              (d) the Real Property is in conformity in all material respects with all building, zoning, OSHA, safety or other applicable ordinances, regulations and laws;

              (e) there are no pending or, to the knowledge of Seller, threatened condemnation proceedings, lawsuits, or administrative actions or other matters relating to the Real Property;

              (f) the Real Property abuts on and has direct vehicular access to a publicly dedicated and accepted road, or has access to a publicly dedicated and accepted road via a permanent irrevocable appurtenant easement benefiting such parcel of real property;

Exhibit (10) (t)

              (g) the Real Property is being occupied, maintained and operated in compliance with all applicable laws, regulations, insurance requirements, contracts, leases, permits, licenses, ordinances, restrictions, building setback lines, covenants, reservations and easements, except where such noncompliance would not, individually or in the aggregate, have a material adverse effect;

              (h) to the knowledge of Seller, the Real Property is not located within an area that has been designated by the Federal Insurance Administration, the Army Corps of Engineers or any other governmental authority as being subject to special flooding hazards; and

              (i) to the extent necessary or desirable for the use or operation of the facilities located on the Real Property, such facilities are supplied with utilities and other services, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules and regulations.

      2.10 Compliance with Applicable Laws.

     Seller has conducted the Business, and the Purchased Assets have been held and used in a manner which complies with all applicable laws, ordinances, regulations, decrees and orders, of the United States and all other applicable governmental entities, including without limitation all city, county, state and Federal statutes, regulations, laws and ordinances applicable to environmental protection; all employment laws and regulations including without limitation compliance with the National Labor Relations Act as amended, the Welfare and Pension Plans Disclosure Act, the Fair Labor Standards Act and Equal Pay Act, Title 7 of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Occupational Safety and Health Act of 1970, the Employees Retirement Income Security Act of 1974, and any other law, ordinance, regulation, decree or order, except to the extent that the failure to comply would not have a material adverse effect on the financial condition, business, properties, reputation, results of operations or prospects of the Business. Seller has filed any and all returns required to be filed by Seller under any applicable law relating to the Business or Purchased Assets.

      2.11 Environmental Matters.

     Except as set forth in Schedule 2.11 attached hereto, with respect to the operation of the Business and the ownership of the Real Property and the Purchased Assets:

            (a) Seller has at all times possessed, and has at all times been in full compliance with, all permits, licenses and government authorizations and has filed all notices that are required under local, state and Federal laws and regulations relating to protection of the environment, pollution control, product registration or "hazardous materials" (as defined hereinafter) (collectively the "Environmental Laws") and to Seller's best knowledge, information and belief, Seller has at all times been in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or any code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder and has received no

Exhibit (10) (t)

notices alleging any violation of any sewage, air, water or other environmental law, regulation or order;

               (b) Seller has not received notice of any actual or threatened liability under any Environmental Laws from any governmental agency or any third party, and there are no facts or circumstances which would reasonably be expected to form the basis for the assertion of any claim against Seller under any Environmental Laws including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar local, state or foreign law with respect to any on-site or off-site location; and to Seller’s best knowledge, information and belief Seller has not been alleged by any governmental entity to be in violation of, and Seller has not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws or regulations;

               (c) The Real Property has not been used by Seller, or to Seller's best knowledge, information and belief anyone else, as a dump or sanitary landfill or for the "treatment", "storage", or "disposal" of any "hazardous waste", as such terms are defined in the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq. ("RCRA"), or applicable state law, if more stringent, other than pursuant to applicable permits and in compliance with applicable legal requirements;

               (d) Seller has not entered into or agreed to enter into any consent decree or order, and Seller is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of hazardous materials under, any applicable Environmental Laws;

               (e) Seller is not subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise (other than routine expenses and obligations required in the ordinary course of business to maintain compliance with Environmental Laws), incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of Seller or its employees, agents or representatives or arising out of the ownership, use, control or operation by Seller of the Real Property. There has been no release or threatened release of any hazardous material (including without limitation, any hazardous materials relating to dry cleaning) from the Real Property (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata, or medium, or the ambient air); and no surface or subsurface condition exists at the Real Property which would require removal or other remediation under applicable Environmental Laws and regulations or which constitutes, or which with passage of time is likely to constitute, a public or private nuisance;

               (f) Seller shall provide Purchaser with true, correct and complete copies of all files of Seller relating to environmental matters (or an opportunity to review such files), and Schedule 2.11 sets forth the amount of all fines, penalties or assessments, if any, paid by Seller

Exhibit (10) (t)

with respect to environmental matters, including the date of payment and the basis for the assertions of liability;

               (g) Except as set forth on Schedule 2.11, neither the Real Property, improvements or equipment included within the Purchased Assets owned or leased by Seller contain any asbestos, PCBs, or underground storage tanks;

               (h) All hazardous materials generated by Seller have been transported in compliance with applicable legal requirements to storage, treatment and disposal facilities permitted to handle such wastes by the government agency having jurisdiction;

               (i) No hazardous materials have ever been sent by Seller to any site presently or previously listed or formally proposed for listing on the National Priority List ("NPL") promulgated pursuant to CERCLA or to any site presently or previously listed on any state list of NPL-type sites requiring investigation or cleanup; and

               (j) Seller has removed from the Real Property all discarded drums, whether empty or otherwise, and all drums or other containers containing wastes or substances other than raw materials used in the ordinary course of the business and has disposed of the content of such drums in accordance with applicable laws and regulations.

               As used in this Agreement, the term "hazardous materials" means any waste, pollutant, substance, contaminant, by-product or other material defined or regulated under CERCLA; RCRA; the Federal Insecticide, Fungicide and Rodenticide Act; the Occupational Safety and Health Act's Hazard Communication Standard; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; or other Federal environmental law, rule or regulation (or similar state or local law, rule or regulation), as well as any petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

      2.12 Litigation/Absence of Undisclosed Liabilities.

     Except as set forth on the attached Schedule 2.12, there are no actions, suits, investigations or proceedings pending or, to the knowledge of Seller, threatened against Seller at law or in equity or before any Federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality relating to the Business, Real Property or Purchased Assets. There are not, and as of the Closing Date there will not be, any liabilities or obligations whether accrued, absolute, contingent, joint, several or otherwise, including but not limited to all unpaid Federal, state, local, foreign and other taxes (including any interest and penalties) relating to the Business or the Purchased Assets, including without limitation, the Real Property accrued for or applicable to the period ending on or before the Closing Date and all years and periods ending on or before the Closing Date for which Seller may be liable in its own right or as transferee of the assets of, or successor to, any other corporation or entity, except to the extent set forth in the Financial Statements.

Exhibit (10) (t)

      2.13 Labor and Employee Matters.

             (a) Seller is in compliance with all Federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practices. There are (i) no pending or threatened labor strikes, grievances or arbitration proceedings regarding labor matters; (ii) no unfair labor practice charges pending against Seller before the National Labor Relations Board nor are there any union representation questions pending; and (iii) no labor organizations certified to represent any of Seller's employees and Seller knows of no organizational effort to have any labor organization certified.

             (b) All obligations of the Seller, whether arising by operation of law, by contract or by past custom, for payments by the Seller directly to its employees or to trusts or other funds or to any governmental agency, for employment compensation benefits, workers' compensation benefits, accident, sickness and disability benefits, pension, profit sharing and any other retirement benefits, Social Security benefits, vacation and holiday pay, bonuses and other forms of compensation, or any other benefits have been paid or adequate accruals therefor have been made on the Financial Statements or, with respect to accruals required from December 31, 2000 through the Closing, have been made in accordance with Seller's normal accounting procedures and in compliance with GAAP, consistently applied.

             (c) No notification is required to be sent to Seller's Business employees pursuant to the Worker Adjustment and Retraining Notification Act ("Federal Plant Closing Law"). Should, however, any liability result for any reason in connection with the transactions contemplated herein under the Federal Plant Closing Law, the Seller shall indemnify and will hold Purchaser harmless from such liability and from any other costs and expenses resulting from such event.

      2.14 Employee Compensation.

     Set forth on the attached Schedule 2.14 are the names, positions, dates of hire and current annualized compensation, which includes customary bonuses and commissions, of every person employed by Seller in the Business. Such Schedule includes all raises promised to such employees for current or future periods.

      2.15 Employee Benefit Plans.

     Schedule 2.15 attached hereto sets forth a list of all bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plans, trust agreements or arrangements of the Seller, together with copies of all documents relating to each of said fringe benefit plans. Such plans and arrangements which are subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), are referred to hereafter as the "Benefit Plans". The Seller, upon the written request of Purchaser, will make available to Purchaser for inspection all annual reports filed on Internal Revenue Service ("IRS") Form 5500 with respect to any Benefit Plans and other reports filed with the Pension Benefit Guaranty Corporation since

Exhibit (10) (t)

January 1, 1977 to the extent applicable. No reports have been prepared by an enrolled actuary with respect to any Benefit Plans other than the reports previously delivered to Purchaser or attached to Schedule 2.15 attached hereto. With respect to the Benefit Plans:

               (a) The Internal Revenue Service has issued, and Seller, upon the written request of Purchaser, will make available to Purchaser for inspection, favorable determination letters with respect to the qualification of all Benefit Plans and all amendments thereto, as currently in effect and as required to be amended to comply with the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984, intended to be qualified retirement plans under the Code;

               (b) None of the Benefit Plans or any assets thereof has engaged in, or been a party to any "prohibited transaction" as defined in ERISA or the Code;

               (c) There is no liability arising from the termination or partial termination of any Benefit Plan and there exists no condition presenting a material risk of such liability;

               (d) All Benefit Plans have been operated in compliance with ERISA and other applicable law, and all reports have been filed with respect to the Benefit Plans in accordance with ERISA and the Code.

               (e) None of the Benefit Plans is a "multi-employer" pension plan which is subject to the Multi-Employer Pension Plan Amendments Act of 1980.

               (f) Seller has no obligation for the payment of any unfunded or withdrawal liability under any Benefit Plan. Should, however, any unfunded or withdrawal liability result for any reason, the Seller shall pay the unfunded or withdrawal liability and will hold Purchaser harmless from such withdrawal liability and from any other costs and expenses resulting from such event.

      2.16 Adverse Trends.

     Other than factors affecting the lodging and banquet services industry in general, Seller knows of no trends or circumstances in the Business that individually or in the aggregate might have a material adverse effect on the financial condition, business, properties, reputation, results of operations or prospects of the Business. Seller knows of no conflicts or problems with any officer, manager or other employee of Seller that would likely result in the termination or resignation of employment of any such person. Seller knows of no problems with suppliers that would likely result in the termination of the source of supply of a material product nor does Seller know of any long term commitments with suppliers not set forth in the Schedules to the Agreement.

      2.17 Insurance Coverage.

     Seller maintains policies of fire, liability and other forms of insurance covering the Business, and the Purchased Assets, in amounts and against such losses and risks as are generally

Exhibit (10) (t)

maintained for comparable businesses and properties and such insurance will be maintained until Closing.

      2.18 Workers' Compensation Claims.

     Prior to the Closing Date, Seller, upon the written request of Purchaser, will furnish to Purchaser a history of any workers' compensation claims filed by any employee of Seller's Quality Central Hotel & Suites Business during their employment with Seller within the period of three (3) years prior to the Closing Date.

      2.19 Tax Matters.

     Seller has, and through the Closing will, duly and timely file all federal, state, local and other tax returns, estimates and reports required to be filed by it and all such returns are, or will be when filed, true, complete and correct in all material respects and Seller has paid or will pay all Federal, state and local income, profits, franchise, use, occupation, property, excise and other taxes, assessments, fees and governmental charges (including all interest and penalties) (collectively "Taxes") imposed upon or claimed to be owed by, the Seller, which are due and payable or claimed by any taxing authority to be due and payable through periods ending on or before the Closing Date, in each case to the extent Purchaser would incur liability for Seller’s failure to file such returns or pay such Taxes. All sales taxes required to be collected and remitted by Seller have been properly paid up to and including the Closing Date. All necessary sales tax exemption certificates have been obtained by Seller and all such certificates have been properly completed and maintained. Seller knows of no audits, assessments, notices of deficiency, deficiencies, investigations, claims or demands for taxes or proposed deficiencies against Seller for any federal, state or local taxes. No issue or issues have been raised in connection with any prior or pending inquiry into, or audit of, any tax filings of Seller which may be expected to be raised in the future by such taxing authorities and no facts exist or have existed which would constitute grounds for the assessment of any further tax liabilities, which individually or in the aggregate are material with respect to the periods which have not been examined by the IRS. No claims are being asserted with respect to any Taxes of Seller for which Purchaser reasonably could be held liable and Seller knows of no basis for the assertion of any such claim. Seller has paid to the proper taxing authorities, or will pay when due, all amounts which were required to be withheld or paid with respect to all taxes on income, unemployment, social insurance or other similar programs or benefits with respect to salary and other compensation of its respective Quality Central Hotel & Suites directors, officers and employees and taxes required to be withheld.

      2.20 Full Disclosure.

     No representation or warranty by Seller set forth in this Agreement, whether in this Section 2 or otherwise, nor any statement, schedule or certification furnished or to be furnished to Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

Exhibit (10) (t)

SECTION 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller, that as of the date hereof, which representations and warranties shall be true and accurate in all respects as of the Closing Date as if such representations and warranties had been made at the Closing Date, as follows:

      3.1 Organizational Matters.

     Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio.

      3.2 Authorization of Transaction.

     Purchaser has full right, power and authority to purchase the Purchased Assets from Seller and to accept an assignment of all Customer Accounts Non-Competition Agreements and Assumed Contracts (to the extent assignable),. Purchaser has full power and lawful authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by the Managers and Members of Purchaser by appropriate action taken. No further action is or will be necessary on the part of Purchaser to make this Agreement valid and binding upon Purchaser in accordance with its terms.

      3.3 Effect of Agreement.

     This Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms and each of the documents to be executed and delivered by Purchaser pursuant to this Agreement will constitute a valid and binding obligation of Purchaser enforceable in accordance with its terms. The execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute or result in a breach or default (or an event which with notice of lapse of time or both could become a default) under or result in any violation of (a) any agreement or instrument to which Purchaser is a party or Purchaser's Articles of Organization or Operating Agreement, or (b) any order, judgment, decree, license, permit, statute, law, rule or regulation to which Purchaser is subject.

      3.4 Consents and Approvals.

     The execution and delivery of this Agreement and the performance of Purchaser’s obligations hereunder do not require the consent, approval or action of or any filing with or notice to any other person, firm or corporation.

Exhibit (10) (t)

      3.5 Litigation.

     There are no actions, suits, investigations or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser at law or in equity or before any Federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality which would prevent Purchaser from consummating the transactions contemplated herein.

      3.6 Full Disclosure.

     No representation or warranty by Purchaser in this Agreement, whether in this Section 3 or otherwise, nor any statement, schedule or certification furnished or to be furnished to Seller pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

SECTION 4

PURCHASER'S DUE DILIGENCE

      4.1 Access to Records; Examination.

           (a) Within ten (10) days from and after the date hereof Seller will provide Purchaser with all Schedules to be attached hereto. In the event Seller fails to provide each Schedule to be delivered pursuant hereto within such ten (10) day period the Due Diligence Period (hereinafter defined) shall be increased one day for each day after the expiration of such ten (10) day period Seller fails to so provide Purchaser with all such Schedules. For a period of thirty (30) days from and after the date hereof (the "Due Diligence Period"), Seller will give to Purchaser and its counsel, accountants, actuaries and other expert persons and other representatives, upon notice to Seller full access, during normal business hours, to the Purchased Assets, Real Property, books, contracts, commitments and other records (including computer files, retrieval programs and other documentation) relating to the Business of Seller and the Purchased Assets and will furnish Purchaser and such representatives, during such period, with all such information and data concerning the affairs of Seller, the Business and the Purchased Assets as Purchaser or such representatives reasonably may request for the purposes of verifying the representations and warranties made herein and further investigating the business and affairs of Seller prior to the Closing, including the financial condition and profit margins of the Business, and in furtherance thereof, Seller will permit Purchaser, in the presence of Seller's representatives unless Seller otherwise consents, to make contact with members of management and with such other persons, firms or corporations with which the Seller has been conducting the Business. Purchaser shall be permitted to conduct, through its representatives, a "Phase I" environmental audit on the Real Property which shall include soil and ground water tests. Purchaser will deliver to Seller at Seller's expense copies of any such Phase I audit conducted by Purchaser or its representatives.

Exhibit (10) (t)

               (b) Title Commitment. On or before of the expiration of the Due Diligence Period, Seller, at Purchaser's expense, shall supply to Purchaser a current commitment showing title to the Real Property in Seller, by Seven Hills Title Insurance Company (the "Title Company"), wherein the Title Company shall irrevocably commit to issue to Purchaser an Owner's title insurance policy, A.L.T.A. Policy Form B-1970 (the "Title Policy"), in the amount of the portion of the Purchase Price allocated to the Real Property with all Standard and General Exceptions deleted and endorsed over so as to afford "full and extended form coverage" insuring the marketability of the Real Property, subject only to those exceptions to title described on Exhibit B attached hereto and made a part hereof (the "Permitted Exceptions"). As a condition of the Closing, the commitment shall be later-dated to cover the Closing and the recording of the deed and the Title Company, at the expense of the Purchaser, shall deliver to Purchaser concurrently with the Closing, a policy of title insurance to be issued pursuant to and in accordance with the commitment described herein, later-dated to cover the Closing and recording of all conveyance documents hereunder. Purchaser hereby authorizes the Title Company to issue the commitment and agrees to pay the premium or fee for same. It is understood and agreed that the Real Property is being sold by Seller to Purchaser hereunder free and clear of all liens, claims and encumbrances except for the Permitted Exceptions, and it is further understood and agreed that the conveyance shall be by General Warranty Deed to be delivered to Purchaser subject only to the Permitted Exceptions including:

               (c) Any and all provisions of any ordinance, municipal regulation, or public law;

                    (1) Utility easements of record so long as such easements do not interfere with, obstruct, impose costs on, or otherwise impair Purchaser's use and enjoyment of the Real Property;

                    (2) Installments of real estate taxes a lien upon the Real Property, but not yet due and payable. It is specifically understood that Purchaser is assuming no assessments on the Real Property. Any assessments in existence as of the Closing will be paid by Seller.

Any mortgages or other monetary liens on the Real Property at Closing are to be discharged by Seller at the time of Closing out of the Purchase Price.

               (d) Survey. Purchaser, at Purchaser's cost, may use Seller's survey or may cause a new survey (the "Survey") of the Real Property to be prepared by a registered land surveyor or engineer, duly licensed in the State of Ohio, certified to the Title Company, Seller and Purchaser in full A.L.T.A. form as a Class "suburban survey," such Survey to depict and include, without limitation, the following: all Table A optional requirements; the present location of any of the improvements, including all encroachments of any part thereof onto adjoining land, and all encroachments of any part of adjoining improvements onto the land; building lines and all easements whether recorded or visible (and if recorded, by specific reference to recorded document numbers); access to public roads or ways, and identification of each Permitted Exception capable of being geographically located by spotting the same on the Survey, and by legal description and reference to recording information. The Survey must, in addition to all

Exhibit (10) (t)

criteria set forth above, be sufficient to (i) cause the Title Company to delete the standard printed survey exception from its own title insurance policy; and (ii) enable the Title Company to issue its policy free from any exceptions or objections whatsoever relating to survey matters. The certificate of survey shall further certify that no part of the Property lies within a designated floodplain or flood hazard area.

               (e) If, prior to the expiration of the Due Diligence Period, Purchaser is not satisfied with the results of its due diligence, Purchaser may terminate this Agreement.

      4.2 Update of Schedules.

     At the Closing, Seller will provide updates of all Schedules attached hereto through the Closing Date to reflect changes thereto, including those which have been approved by Purchaser, and further including changes to any representations and warranties in Section 2 as to which no Schedules have been created as of the date hereof but as to which a Schedule would have been required to have been created on or before the date hereof if such changes had existed on the date hereof. Notwithstanding the foregoing, the delivery of any updated Schedule pursuant to this Section 4.2 shall not cure any breach of any representation and warranty requiring disclosure of any matter prior to or on the date of this Agreement or otherwise limit or affect the remedies available hereunder to Purchaser.

SECTION 5

ACTIONS BY SELLER PENDING CLOSING

     Seller agrees that between the date hereof and the Closing Date, it will comply with all provisions of this Section 5 except to the extent that Purchaser may otherwise consent in writing.

      5.1 No Change in Business.

     Until Closing, Seller will cause the Business to be conducted only in the ordinary course, and will use reasonable efforts to preserve goodwill and all material business relationships with Seller's suppliers, customers and employees. Seller will continue its normal maintenance programs for the Purchased Assets and the Real Property. Seller will not increase benefits or increase the compensation or salary paid or payable by Seller to any officer, partner, agent, representative or employee of the Business without the written consent of Purchaser. Except in the ordinary course of business, Seller will not modify, amend, cancel or terminate any of its existing contracts or agreements or implement any general increase in prices for its goods and services with respect to the Business.

      5.2 Records.

     Seller will maintain books, accounts and records in the usual, regular and ordinary manner and will not perform any act, the direct or indirect effect of which would be to change, alter or modify any acts or practices of Seller or the manner of record keeping or the manner of

Exhibit (10) (t)

maintaining books, accounts and records of the Business. Any changes in the manner of maintaining such records of the Business will be promptly reported by Seller to Purchaser in writing.

      5.3 Commitments.

     In connection with Seller's operation of the Quality Central Hotel & Suites Business, Seller will not enter into or assume or amend any contract, agreement, obligation, lease, license or other commitment of over Ten Thousand Dollars ($10,000) per commitment or of over One Hundred Thousand Dollars ($100,000) in the aggregate.

      5.4 Management.

     Seller will use its best efforts to preserve the business organization of the Business intact and to keep its present goodwill with and relationships with and to keep available to Purchaser the services of Seller's present management and employees.

      5.5 Customer Contracts.

     Seller will not enter into any additional commitments with customers of the Business without the prior written consent of Purchaser unless such commitments or contracts are with the same quality of customer on substantially the same terms and for the same pricing considerations as are in existence with the majority of Seller's current Business customers.

      5.6 Retention of Customer Accounts.

     Seller will use its best efforts and will take all reasonable steps to retain the patronage of all Customer Accounts (whether existing business or business obtained after the date hereof). Seller will promptly notify Purchaser of any Customer Account which terminates or gives notice of termination of service from Seller on or before the Closing Date.

      5.7 Inventory in Service.

     Seller will maintain sufficient stocks of circulating inventory of merchandise in service to its Business customers in accordance with past practice, will continue to repair and maintain such circulating inventory in accordance with Seller's normal operating procedures, and will continue to put new merchandise in service in accordance with Seller's normal operating procedures.

      5.8 Assistance with Employment Efforts.

     Prior to the Closing, Seller will assist Purchaser in Purchaser's efforts to employ after the Closing Date any of the Business employees selected by Purchaser. Unless prohibited by law, Seller will permit Purchaser to conduct employment evaluations of such Business employees (through physicals, drug testing, telescreen and other means normally used by Purchaser).

Exhibit (10) (t)

      5.9 Corporate Transactions.

     Until the Outside Closing Date, (i) Seller shall not negotiate or entertain any offer with respect to the sale of the Business assets and (ii) Seller shall not, and shall not authorize or permit any officer, director, employee, investment banker, attorney, accountant or other representative to, solicit or encourage the making of any proposals reasonably expected to lead to the acquisition of all or part of any of the Business assets. Seller shall promptly notify Purchaser in writing of its receipt of any such proposal.

      5.10 No Encumbrances.

     Seller agrees not to further encumber the title to the Purchased Assets in any manner from the date of this Agreement, and to remove any exception to title which shall result from Seller voluntarily encumbering title to any of the Purchased Assets.

      5.11 Maintenance of the Purchased Assets.

     Between the time of execution of this Agreement and the Closing, Seller shall maintain the Purchased Assets in basically the same condition as exists on the date of this Agreement, reasonable wear and tear and acts of God excepted. The risk of loss or damage to the Purchased Assets by any casualty prior to Closing is assumed by Seller, if not caused by the fault of Purchaser.

SECTION 6

CONDITIONS TO CLOSING BY PURCHASER

     The obligation of Purchaser to consummate on the Closing Date the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Purchaser, prior to or concurrently with the Closing on the Closing Date, of the conditions set forth as follows, each of which is hereby individually deemed material:

      6.1 Accuracies of Representations and Warranties of Seller.

     Examination by Purchaser shall not have disclosed any material inaccuracies in the representations and warranties of Seller, and such representations and warranties shall be true and correct at and as of the Closing Date with the same effect as though such representations were made at and as of such date. It is understood that in determining whether there has been a material misrepresentation or material adverse event, all occurrences and adverse events shall be aggregated to determine the applicability or breach of the provisions of this Agreement.

Exhibit (10) (t)

      6.2 Compliance with Certain Provisions.

     Seller shall have performed all obligations to be performed by it under this Agreement prior to the Closing Date and shall have delivered all documents required to be delivered hereunder.

      6.3 Approvals.

     The sale of the Business and the Purchased Assets shall have received the approval of all necessary governmental authorities and any other approvals required to consummate the transactions contemplated hereby, including, without limitation, any liquor licenses used in the operation of the Business.

      6.4 Franchise Agreement.

     Seller shall have terminated any and all franchise agreements of Seller with Choice Hotels International existing in connection with Seller's Quality Central Hotel & Suites Business. Purchaser shall have entered into a new franchise agreement with Choice Hotels International in connection with Purchaser's operation of the Quality Central Hotel & Suites Business after Closing on terms and conditions satisfactory to Purchaser's sole discretion. Purchaser shall use its commercially reasonably best efforts to enter into any such agreement with Choice Hotels International within forty-five (45) days from and after the date hereof.

      6.5 No Material Change.

     There shall have been no material adverse change in the Purchased Assets or the Business and Seller shall not have suffered any substantial loss or damage to its properties or assets, whether or not insured, that would materially affect or impair the conduct of the Business.

      6.6 Certificate of Seller.

     Seller shall have delivered to Purchaser its certificate certifying in such detail as Purchaser may reasonably specify the fulfillment of the conditions set forth in Section 6.1, 6.2, 6.3 and 6.5 hereof.

      6.7 Due Diligence.

     Within thirty (30) days from the date hereof, Purchaser shall, in its sole discretion, be satisfied with the results of its due diligence investigation of the Business and Purchased Assets.

      6.8 Adjustments and Prorations.

     Seller shall pay for all utility services (including any sewer service charge, even if classified as a tax) in connection with the Business for the period prior to the Closing Date, and Purchaser shall pay for such services thereafter. To the extent feasible, the parties will arrange to

Exhibit (10) (t)

have all utility meters read as of the Closing Date, and final invoices issued to Seller based on such meter readings. For non-metered utilities, such as basic telephone service charges (exclusive of charges for long distance or other toll calls which shall be allocated based on the date of the call), a prorata adjustment shall be made as of the Closing Date, or as soon as practical thereafter, based on the actual number of days in the month in which Closing occurs. All real estate taxes levied by any state or local taxing authority shall be prorated and adjusted to the Closing Date, with Seller to pay all amounts attributable to the period prior to such date with Purchaser to pay all amounts attributable to subsequent periods. All such adjustments shall be based on the assessments and tax rates as are applicable on the Closing Date. The adjustment shall be made on the basis of a 365-day year (unless the taxing period consists of some shorter period, in which case the actual number of days in the taxing period shall be used) and the actual number of days elapsed. Seller shall pay any sales, transfer or similar taxes incurred in connection with the transactions contemplated by this Agreement, as imposed by the State of Ohio or any political subdivision thereof. All personal property taxes shall be paid by the party owning the personal property on the assessment date. All other charges and fees incurred in the ordinary course of business customarily prorated and adjusted in similar transactions shall be prorated at Closing and thereafter assumed by Purchaser. In the event that accurate prorations and other adjustments cannot be made at Closing because current bills or statements are not obtainable (as, for example, utility bills), the parties shall prorate on the best available information, subject to adjustment upon receipt of the final bill or statement.

      6.9 Non-Competition and Non-Disclosure Agreement.

     Purchaser shall have, prior to or contemporaneously with this Agreement, entered into the Non-Competition and Nondisclosure Agreement with Seller in the form attached hereto as Exhibit C.

      6.10 Tax Certificates.

     Seller, to the extent reasonably requested by Purchaser, agrees to furnish to Purchaser certificates from appropriate taxing authorities and any related certificates as evidence that all sales, occupancy and/or use tax returns of Seller required to be filed before Closing have been filed and that all tax liabilities indicated on such returns have been fully satisfied or provided for.

      6.11 No Proceedings.

     On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending by someone other than a party to this Agreement before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

Exhibit (10) (t)

      6.12 Financing.

     Purchaser shall have secured a commitment for financing the Purchase Price prior to the date which shall be sixty (60) days from and after the date hereof from such financial institution(s) as Purchaser shall select on terms satisfactory to Purchaser in its sole discretion.

      6.13 Title.

     At Closing, the Title Company must be committed to issue a Title Policy with a liability limit equal to the portion of the Purchase Price allocated to the Real Property naming Purchaser as the insured, with Schedule "B" thereof showing as exceptions only the Permitted Exceptions and other matters as shall have been approved by Purchaser.

      6.14 Deliveries to be Made by Seller at Closing.

     At the Closing, the following shall be delivered by Seller to Purchaser:

               (a) A bill of sale in a form of attached Exhibit D, duly executed by Seller;

               (b) Such documents of assignment and transfer, together with such consents and approvals as may be reasonably required to vest in Purchaser all right, title and interest of Seller in and to the Customer Contracts, Assumed Contracts and Non-Competition Agreements of Seller to be transferred hereunder;

               (c) A Non-Compete Agreement in the form of Exhibit C duly executed by Seller;

               (d) Certified copies of the resolutions of the Board of Directors of Seller authorizing the execution hereof and of all documents contemplated herein;

               (e) Certificate from the Secretary of State of the State of Ohio dated as of a recent date to the effect that Seller is in good standing in the State of Ohio;

               (f) The certificate referenced in Section 6.6;

               (g) Such other documents, assignments, consents, certificates and/or opinions as counsel for Purchaser may reasonably and timely request in order to evidence the accuracy and completeness of any of the representations, warranties or statements, the performance of any agreements of Seller or the compliance by Seller with any of the conditions, all as contained or referred to herein;

               (h) All records and files of Seller relating to the Purchased Assets and Quality Central Hotel & Suites Business to the extent such records and files are independent of records and files relating to the Excluded Assets of Seller, including all ledger records, account records, inventory records, accounting records and related records, copies of other records or documents

Exhibit (10) (t)

concerning its customers, suppliers, employees, financial matters and other matters relating to the Purchased Assets and Quality Central Hotel & Suites Business.

               (i) A schedule of earned and accrued vacation, bonuses, commissions and sick pay of each employee of Seller in the Business as of the Closing Date;

               (j) A General Warranty Deed to the Real Property proper for recording, conveying marketable title in the Real Property to Purchaser, its successors and assigns, free, clear, and unencumbered both of record and in fact, subject, however, to the Permitted Exceptions;

               (k) An assignment of all permits, licenses and certificates of authority granted to Seller for the ownership, occupation and operation of the Real Property, if appropriate.

SECTION 7

CONDITIONS TO CLOSING BY SELLER

     The obligation of Seller to consummate on the Closing Date the transactions to be consummated by it pursuant to this Agreement shall be subject to the satisfaction, prior to the Closing, of the following:

      7.1 Accuracy of Representations and Warranties of Purchaser.

     Examination by Seller shall not have disclosed any material inaccuracies in the representations and warranties of Purchaser set forth herein, and such representations and warranties shall be true and correct at and as of the Closing Date with the same effect as if such representations were made at and as of such date. It is understood that in determining whether there has been a material misrepresentation or material adverse event, all occurrences and adverse events shall be aggregated to determine the applicability or breach of the provisions of this Agreement.

      7.2 Compliance with Certain Provisions.

     Purchaser shall have performed all obligations to be performed by Purchaser under this Agreement prior to or at the Closing Date and shall have delivered all documents required to be delivered hereunder.

      7.3 Approvals.

     The sale of the Business and the Assets shall have received the approval of all necessary governmental authorities and any other approvals required, if any.

Exhibit (10) (t)

      7.4 Franchise Agreement.

     Seller shall have terminated any and all franchise agreements of Seller with Choice Hotels International existing in connection with Seller's Quality Central Hotel & Suites Business. Purchaser shall have entered into a new franchise agreement with Choice Hotels International in connection with Purchaser's operation of the Quality Central Hotel & Suites Business after Closing on terms and conditions satisfactory to Purchaser's sole discretion. Purchaser shall use its commercially reasonably best efforts to enter into any such agreement with Choice Hotels International within forty-five (45) days from and after the date hereof.

      7.5 Certificate of Purchaser.

     Purchaser shall have delivered to Seller its certificate certifying in such detail as Seller may reasonably specify the fulfillment of the conditions set forth in Section 7.1, 7.2 and 7.3 hereof.

      7.6 No Proceedings.

     On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending by someone other than a party to this Agreement before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

      7.7 Deliveries to be Made by Purchaser at Closing.

At Closing, the following shall be delivered by Purchaser to Seller:

               (a) The Closing payment;

               (b) The certificate referenced in Section 7.5;

               (c) Certified copies of the resolutions of Purchaser's Managers and Members authorizing the execution hereof and of all documents contemplated herein;

               (d) Certificates from the Secretary of State of the State of Ohio, dated as of a recent date, indicating that Purchaser is in good standing in the State of Ohio.

               (e) Such other documents, assignments, consents, and certificates as counsel for Seller may reasonably and timely request in order to evidence the accuracy and completeness of any of the representations, warranties or statements, the performance of any agreements of Purchaser or the compliance by Purchaser with any of the conditions, all as contained or referred to herein.

Exhibit (10) (t)

SECTION 8

SURVIVAL OF REPRESENTATIONS AND WARRANTIES/INDEMNIFICATION

      8.1 Survival of Representations and Warranties.

     The representations, warranties, covenants and agreements contained in Sections 2.7, 2.10, 2.11, and 2.19, of this Agreement shall survive the Closing until such time as the applicable statute of limitations or tolling period for such acts, laws, regulations or agreements shall have expired. All other representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a period of two (2) years, and any claim made hereunder must be made within such two (2) year period. Notwithstanding the above limitations, indemnification for matters fraudulently concealed by any party hereto shall extend indefinitely or until the applicable statute of limitations.

      8.2 Indemnification of Seller.

     Seller covenants and agrees to defend, indemnify and hold harmless Purchaser, its officers, directors, employees, agents, advisors and representatives (collectively, the "Purchaser Indemnitees") from and against, and pay or reimburse Purchaser Indemnitees for, any and all claims, demands, losses, damages, liabilities, obligations, costs and expenses (including reasonable attorneys' fees and out-of-pocket costs of investigation), whether fixed or contingent, liquidated or unliquidated, matured or unmatured and whether or not resulting from third party claims and all demands, assessments, judgments (collectively, "Losses"), resulting from or arising from:

               (a) any inaccuracy of any representation or warranty when made or deemed made by Seller herein;

               (b) any failure of Seller to perform any covenant or agreement hereunder on a timely basis, to the extent that such failure to perform is not cured by Seller within ten (10) business days of receipt of written notice thereof from Purchaser; and

               (c) any Non-Assumed Liabilities;

               (d) any liabilities in respect of any Employee Benefit Plan established or maintained or to which contributions are made by Seller;

               (e) any and all liabilities for taxes of Seller;

               (f) any Excluded Asset or any liabilities arising from the Business or Purchased Assets prior to Closing.

     The foregoing matters giving rise to Purchaser's right to indemnification hereunder are hereinafter referred to as "Purchaser Claims".

Exhibit (10) (t)

      8.3 Reimbursement.

     Seller agrees to reimburse the Purchaser Indemnitees, on demand, for any Losses incurred by such Purchaser Indemnitees at any time after the date hereof in respect of any Purchaser Claim to which the foregoing indemnity relates; provided, however, that within a reasonable time after Purchaser receives notice of such Purchaser Claim, it must notify Seller of such Purchaser Claim, but the omission to so notify Seller shall not release Seller from any liability which Seller has or may have to Purchaser except to the extent Seller actually has been prejudiced by such failure to give notice. In the event of such notice, Seller shall be entitled to participate in and to assume the defense of any action, with counsel reasonably satisfactory to Purchaser, if Seller promptly notifies Purchaser of its intention to do so, keeps Purchaser fully informed as to all matters relating to the defense and settlement of such action. Seller shall in no case settle or compromise a Purchaser Claim or consent to the entry of judgment, in either case other than solely for money damages, without the prior written consent of Purchaser if such settlement, compromise or judgment would adversely affect the rights of Purchaser in any continuing manner.

      8.4 Indemnification by Purchaser.

     Purchaser covenants and agrees to defend, indemnify and hold harmless Seller, its officers, directors, employees, agents, advisors and representatives (collectively, the "Seller Indemnitees") from and against, and pay or reimburse Seller Indemnitees for all Losses resulting from or arising from:

               (a) any inaccuracy of any representation or warranty when made or deemed made by Purchaser herein;

               (b) any failure of Purchaser to perform any covenant or agreement hereunder on a timely basis, to the extent that such failure to perform is not cured by Purchaser within ten (10) business days of receipt of written notice thereof from Seller; and

               (c) any of the Assumed Liabilities. The foregoing matters giving rise to Seller's right to indemnification hereunder are hereinafter referred to as "Seller Claims."

      8.5 Reimbursement.

     Purchaser shall reimburse the Seller Indemnitees, on demand, for any Losses incurred by such Seller Indemnitees at any time after the date hereof in respect of any Seller Claim to which the foregoing indemnity relates; provided, however, that within a reasonable time after Seller receives notice of such Seller Claim, it must notify Purchaser of such Seller Claim, but the omission to so notify Purchaser shall not release Purchaser from any liability which it has or may have to Seller except to the extent Purchaser actually has been prejudiced by such failure to give notice. In the event of such notice, Purchaser shall be entitled to participate in and to assume the

Exhibit (10) (t)

defense of any action with counsel reasonably satisfactory to Seller if Purchaser promptly notifies Seller of its intention to do so and keeps Seller fully informed as to all matters relating to the defense and settlement of such action. Purchaser shall in no case settle or compromise a Seller Claim or consent to the entry of judgment, in either case other than solely for money damages, without the prior written consent of Seller if such settlement, compromise or judgment would adversely affect the rights of Seller in any continuing manner.

      8.6 Miscellaneous Indemnification Matters.

     In determining the amount of any Losses suffered by an indemnitee for which it is entitled to payment or indemnification pursuant hereto or otherwise, there shall be taken into account: (a) any insurance proceeds or other amounts received or receivable by the indemnitee and attributable to or derived from such loss; and (b) interest from the Closing Date on the amount of any damages, at the prime rate in effect from time to time as generally reported in The Wall Street Journal.

      8.7 Dispute Resolution.

Except in the event Purchaser determines it necessary to apply to a court of equity for equitable relief from a violation by Seller of the terms of the Non-Competition Agreement entered into by Seller hereunder, any dispute among the parties hereto shall be resolved in accordance with the arbitration provisions of this Section 8.7:

               (a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination or validity thereof, or the transactions contemplated herein promptly by negotiation between representatives who have authority to settle the controversy. Any party may give the others written notice that a dispute exists (a "Notice of Dispute"). The Notice of Dispute shall include a statement of such party's position. Within twenty (20) business days of the delivery of the Notice of Dispute, representatives of the parties shall meet at a mutually acceptable time and place, and thereafter as long as they both reasonably deem necessary, to exchange relevant information and attempt to resolve the dispute. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three (3) business days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the arbitration and the arbitrator shall not be entitled to consider such settlement negotiations in rendering a decision. If the matter has not been resolved within forty-five (45) days of the disputing party's Notice of Dispute, or if the parties fail to meet within twenty (20) days, any party may initiate arbitration of the controversy or claim as provided hereinafter.

               (b) Any controversy or claim arising out of or relating to this Agreement, the breach, termination, or validity thereof, or the transactions contemplated herein, if not settled by negotiation as provided in Section 8.7(a), shall be settled by arbitration in Cincinnati, Ohio, in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within

Exhibit (10) (t)

twenty (20) days following the initiation of arbitration hereunder, or, absent such agreement, by appointment by the American Arbitration Association. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

               (c) Each party shall have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrators; provided, however, that all such discovery shall be commenced and concluded within ninety (90) days of the selection or appointment of the arbitrator.

               (d) It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four (4) days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator shall use all reasonable efforts to issue the final award or awards within a period of five (5) business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section 8.7(d) shall not be a basis for challenging the award.

               (e) The arbitrator shall instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrator and the reasonable attorneys' fees and expenses of the prevailing party. If the arbitrator determines that there is not a prevailing party, each party shall be instructed to bear its own costs and to share equally the fees and expenses of the arbitrator.

SECTION 9

ADDITIONAL COVENANTS AND AGREEMENTS

      9.1 Timely Payment of Seller's Obligations.

     Seller will pay in a timely manner all debts and obligations incurred by it prior to the Closing Date in connection with the Business and the Purchased Assets.

      9.2 Transition Period.

     Seller will take steps which are reasonably necessary and appropriate prior to the Closing to allow Purchaser to commence on the Closing Date serving the customers of the Business. Following the Closing Date, Seller will cooperate with Purchaser in the transfer of the Business in order to minimize disruption in the servicing of the Business customers and will take all reasonable steps to assist Purchaser in retaining, as part of Purchaser's business, the Customer Contracts.

Exhibit (10) (t)

      9.3 Phone Number and Post Office Box.

     Seller will allow Purchaser at Purchaser's expense to use the phone number, telephone directory advertising and any post office box which Seller used prior to the Closing Date in connection with the operation of the Business.

      9.4 Further Assurances.

     Following the Closing, both Seller and Purchaser shall from time to time execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the other party hereto, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

      9.5 Employee Matters.

     Seller will use its reasonable efforts to keep available for Purchaser the services of the present employees of the Quality Central Hotel & Suites Business. Seller will cooperate with Purchaser, before and after Closing, at Purchaser's request, in transferring any employment experience (such as workers' compensation experience or any favorable unemployment compensation experience rating) or program (such as any insurance program) to Purchaser. Seller acknowledges that Purchaser is not obligated to offer employment to any of Seller's employees. Seller acknowledges and agrees with Purchaser that it shall have continuing responsibility for and shall remain liable for all employee benefits arising or occurring prior to the Closing Date for Seller's employees hired by Purchaser, whether or not accrued on the books of Seller as of the Closing Date, including, but not limited to, vacation pay, sick pay, COBRA benefits, bonuses and commissions and fringe benefits thereon. Seller shall be solely responsible for satisfying any employee benefit continuation obligations that Seller may have before or after the Closing Date relating to "qualifying events" (as defined in Section 603 of ERISA) occurring on or prior to the Closing Date with respect to the Business employees, or former employees of the Business and their beneficiaries under its welfare plans, Sections 601 through 609 of ERISA, and any applicable state law, as a result of the transactions contemplated by this Agreement or otherwise.

      9.6 Environmental Audit Follow-up.

     In the event Purchaser's environmental audit concludes that environmental remediation is necessary in connection with the Real Property, Closing shall be conditioned upon the entering into of an Environmental Remediation Plan acceptable to all parties.

      9.7 Return of Material.

     In the event that the Closing does not occur, Purchaser shall deliver to Seller all documents, work papers and other materials obtained from Seller relating to the transactions contemplated hereby ("Confidential Information"), whether obtained before or after the

Exhibit (10) (t)

execution of this Agreement, and will take all practical steps to insure that any Confidential Information so obtained remains confidential and is not disclosed to any third parties.

      9.8 Real Property Tax Credits.

     The parties hereto each agree that prior to the date hereof Seller engaged in settlement negotiations with the Hamilton County Treasurer concerning the possible overpayment by Seller of Real Property taxes during the taxable years prior to the date hereof as further described on Schedule 9.8. Purchaser and Seller further agree that for a period of twenty-four (24) months from and after the Closing Date ("Remittance Period") Purchaser shall remit to Seller the amount of any Real Property tax credits granted to Purchaser as a result of an overpayment of Real Property taxes by Seller during the taxable years set forth above, provided, however, the aggregate amount Purchaser shall be obligated to remit to Seller for any taxable period during the Remittance Period shall in no event exceed the Real Property tax otherwise payable for a given taxable period absent such tax credit less the total Real Property tax actually payable by Purchaser for such period. During the Remittance Period Purchaser shall be entitled to offset any sum to which it is entitled as a result of a Purchaser Claim against any sum for which it owes Seller pursuant to this Section 9.8.

SECTION 10

MISCELLANEOUS

      10.1 Brokerage.

     Purchaser represents and warrants to Seller that it has dealt with no agent or broker who in any way has participated as the procuring cause of the sale of the Purchased Assets. Seller represents and warrants to Purchaser that it has dealt with no agent or Broker who has in any way participated as the procuring cause of the sale of the Purchased Assets other than Hotel Source, Inc. (collectively the "Brokers"). Seller agrees to pay, at its sole expense, any and all commissions, fees or other amounts now owing or hereafter arising in connection with Seller’s dealing with the Brokers. Seller and Purchaser represent and warrant to the other of them that except as set forth in the preceding sentences, no other agent or broker has participated as the procuring cause of the sale of the Purchased Assets and each party agrees to indemnify and hold harmless the other from and against any and all judgments, losses, liabilities, damages, costs or expenses, including, without limitation, reasonable attorneys' fees, court costs and other reasonable legal expenses paid or incurred by the other party, as a result of a breach of this Article. The provisions of this Article shall survive Closing or termination of this Agreement.

      10.2 Collection of Accounts Receivable.

     Purchaser is not purchasing Seller's Business accounts receivable. Any accounts receivable of Seller which are collected or otherwise received by Purchaser shall be remitted to Seller no less often than once every thirty (30) days.

Exhibit (10) (t)

      10.3 Bulk Sale Law.

     Seller shall remain solely responsible to all of its creditors with respect to liabilities incurred with respect to the Business prior to Closing, notwithstanding the sale and purchase pursuant to this Agreement.

      10.4 Termination.

     In addition to the provisions for termination set forth elsewhere in this Agreement, either Purchaser or Seller may, on or prior to the Closing Date, terminate this Agreement without liability:

Exhibit (10) (t)

               (a) By mutual written consent of Seller and Purchaser; or

               (b) by either Seller or Purchaser by written notice to the other party if

                    (1) the transactions contemplated by this Agreement have not been consummated by the Outside Closing Date, unless such failure to consummate the transaction contemplated by this Agreement are caused by the terminating party or unless such date shall have been extended by the mutual written consent of Seller and Purchaser;

                    (2) any court of competent jurisdiction in the United States or other United States Federal or state governmental entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become nonappealable.

               (c) by Seller if:

                    (1) there shall have been a breach of any representations or warranties set forth in this Agreement on the part of Purchaser or if any representations or warranties of Purchaser shall have become untrue, such that the conditions set forth in Section 7.1 would be incapable of being satisfied by the Outside Closing Date, provided that Seller has not breached any of its obligations hereunder; or

                    (2) there shall have been a breach by Purchaser of any of its covenants or agreements hereunder having a material adverse effect on Purchaser or materially adversely affecting (or materially delaying) the ability of Purchaser or Seller to consummate the transactions contemplated by this Agreement, and Purchaser has not cured such breach within ten (10) business days after notice by the Seller thereof, provided that Seller has not breached any of its obligations hereunder in any material respect; or

                    (3) after sixty (60) days from the date hereof Purchaser shall have failed to secure financing in accordance with the provision contained in Section 6.12 herein, provided Seller has not breached any of its obligations hereunder in any material respect.

               (d) by Purchaser if:

                    (1) pursuant to Section 4;

                    (2) Purchaser is unable to secure financing of the Purchase Price on terms reasonably satisfactory to Purchaser;

                    (3) there shall have been a breach of any representations or warranties set forth in this Agreement on the part of Seller or if any representations or warranties of the Seller shall have become untrue, such that the conditions set forth in Section 6.1 would be incapable of being satisfied by the Outside Closing Date, provided that Purchaser has not breached any of its obligations hereunder; or

Exhibit (10) (t)

                    (4) there shall have been a breach by Seller of one or more of its covenants or agreements hereunder having a material adverse effect on Seller or materially adversely affecting (or materially delaying) the ability of Seller and Purchaser to consummate transactions contemplated by this Agreement, and Seller has not cured such breach within ten (10) business days after notice by Purchaser thereof, provided that Purchaser has not breached any of its obligations hereunder in any material respect.

                    (5) if the updated disclosure schedules delivered by Seller to Purchaser pursuant to Section 4.2 herein, disclose any matters that, in the reasonable opinion of Purchaser, would result or would reasonably be likely to result in a material adverse effect on the Business or the Purchased Assets, provided that Purchaser has not breached any of its obligations hereunder in any material respect.

      10.5 Confidentiality Upon Termination.

     In the event this Agreement terminates for any reason, then Purchaser agrees to destroy any trade secret information it obtained from Seller including, but not limited to, lists of Seller's employees, financial information pertaining to Seller's affairs, volume of sales information pertaining to Seller's affairs, the content of forms, contracts or other instruments used in Seller's business, all notations, records, memorandum, or other information pertaining to the style or method in which Seller conducts its business, all statistical information, geographic analysis information, or other information of any nature which Purchaser acquired from Seller during its examination and investigation of the records and books of Seller.

      10.6 Litigation Support.

     With respect to claims and items of litigation resulting from operations of the Business prior to the Closing Date, Seller shall continue to defend such matters and will be liable for all liabilities and expenses resulting therefrom. Purchaser will, however, make available such of its personnel as Seller reasonably requires, in connection with the defense of such claims and items of litigation, but only on the condition that Seller reimburse Purchaser for expenses incurred by it in making such persons available, such as wages, fringe benefits, travel expenses and other out-of-pocket expenses.

      10.7 No Waiver.

     The failure of any party hereto at any time to require performance by any other party of any provision of this Agreement shall not affect the right of such party to require performance of that provision and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provisions, a waiver of the provision itself or a waiver of any right under this Agreement.

Exhibit (10) (t)

      10.8 Successors and Assigns.

     Seller acknowledges that Purchaser might establish or use an existing subsidiary or affiliated corporation for the purpose of acquiring the Purchased Assets, Real Property and the Business. An assignment of this Agreement to such subsidiary or affiliate of the Purchaser shall be permissible so long as Purchaser remains primarily liable hereunder or guarantees the payment or performance of the obligations of such affiliate or subsidiary to Seller. In this connection, Purchaser might desire to incorporate or organize a subsidiary or affiliate, in which event Seller agrees to such incorporation or organization, or use. No other assignment by any party hereto shall be permissible without the written consent of the other parties hereto, and this Agreement and all representations, warranties, covenants and agreements contained herein shall be binding upon and inure to the benefit of the parties hereto and their authorized assigns and their respective successors, heirs and administrators.

      10.9 Governing Law.

     This Agreement is being delivered and is intended to be performed in the State of Ohio and shall be construed, interpreted, governed and enforced in accordance with the laws of that State.

      10.10 Expenses.

     Seller and Purchaser shall each pay its or their own expenses (including, but not limited to, fees and expenses of counsel) incurred in connection with the negotiation, preparation, execution and consummation of this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated or abandoned for any reason, without reimbursement from or by any other party hereto.

      10.11 Notices.

     All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be deemed duly given if mailed by registered mail, postage prepaid, or by Federal Express or similar overnight delivery service, or if delivered personally at the following addresses pending the designation of another address in accordance with the provisions hereof:

               (a) If to Purchaser:

Stevens Hotel Group, LLC 5853 Brasher Avenue Cincinnati, Ohio 45242 Attention: Steven W. Mullinger

Exhibit (10) (t)

               With a copy to:

Keating, Muething & Klekamp, P.L.L. 1400 Provident Tower One East Fourth Street Cincinnati, Ohio 45202 Attention: Stephen M. Sager, Esq.

               (b) If to Seller:

Frisch’s Restaurants, Inc. 2800 Gilbert Avenue Cincinnati, Ohio 45206 Attention: Kenneth Hull

      10.12 Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one in the same instrument.

      10.13 Announcements and Communications.

     Seller and Purchaser agree not to make any public announcement or furnish any information to the public or any third party concerning the financial or non-financial aspects of the transactions contemplated by this Agreement prior to or after Closing, unless such announcement or furnishing of information is agreed upon by all parties hereto or is necessitated by Securities and Exchange Commission rules and regulations, Federal securities laws or other applicable laws, as reasonably determined by counsel for the Seller and after consultation with Purchaser.

      10.14 Entire Agreement.

     This Agreement, together with the Schedules and other documents delivered pursuant to and as specified in this Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and merges and supersedes all prior discussions, agreements and understandings of every and any nature between them, and no party shall be bound by any condition, definition, warranty or representation, other than as expressly set forth or provided for in this Agreement, or as may be, on or subsequent to the date hereof, set forth in writing and signed by the party to be bound thereby. This Agreement may not be changed or modified, except by agreement in writing, signed by all of the parties hereto.

      10.15 Delays or Omissions.

     No delay or omission to exercise any right, power or remedy accruing to Purchaser or the Seller, upon any breach or default of the Seller or of the Purchaser, respectively, under this

Exhibit (10) (t)

Agreement, shall impair any such right, power or remedy of such person nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

      10.16 Severability.

     Unless otherwise provided herein, if any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely approximating the intention of the parties as expressed herein.

      10.17 Construction.

     This Agreement is to be deemed to have been prepared jointly by the parties hereto after arms-length negotiations, and any uncertainty or ambiguity existing herein shall not be interpreted against any party, but according to the application of the rules of interpretation of contracts.

      10.18 Attorneys' Fees.

     In the event of a dispute between the parties regarding performance or non-performance under this Agreement, the non-prevailing party in any suit or other legal action in connection with such dispute shall pay the reasonable attorneys' fees and expenses actually incurred by the prevailing party in such proceedings.

      10.19 Condemnation.

     As of the date hereof Seller has no knowledge of any condemnation proceedings or eminent domain proceedings of any kind pending or threatened against the Real Property. If any condemnation or like proceeding is commenced or threatened prior to Closing, Purchaser shall have the right to terminate this Agreement by so notifying Seller and receive a prompt refund of the Initial Deposit.

[Remainder of page intentionally left blank; signature page to follow.]

Exhibit (10) (t)

     IN WITNESS WHEREOF, the parties have hereunto set their hands as of the day and year first above written.

PURCHASER: STEVENS HOTEL GROUP, LLC

BY: /s/ Steven W. Mullinger
Name: Title:

SELLER:

FRISCH’S RESTAURANTS, INC.

BY: /s/ Craig F. Maier
Name: Title: